Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 17, 2017, relating to the consolidated financial statements of M/I Homes, Inc. and its subsidiaries, and the effectiveness of M/I Homes, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of M/I Homes, Inc. for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Columbus, Ohio

August 28, 2017